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                                                                     EXHIBIT 3.2

                             THE COMPANIES ACT, 1956

                            COMPANY LIMITED BY SHARES

                            MEMORANDUM OF ASSOCIATION

                                       OF

                       STERLITE INDUSTRIES (INDIA) LIMITED

I.   The name of the Company is STERLITE INDUSTRIES (INDIA) LIMITED.


II. The Registered Office of the Company is situated in the State of Tamil Nadu.


III. Objects for which the Company is established are:

     A)   THE MAIN OBJECTS TO BE PURSUED ON INCORPORATION:

          1. To manufacture, buy, sell, exchange, alter, improve, manipulate, prepare for market, import or export or otherwise deal in electrical wires and cables of all kinds.

          2. To carry on business as manufacturers of all types of electrical goods, and to act as electrical engineers.

          3. To carry on all or any of the business of ferrous and non-ferrous metals and mining, refining and preparing for market ores, minerals metals and substances of every kind and description, and processing them and trading in them and their products and by-products.

          4. To carry on the manufacture, trade, sale, import, export of all kinds of telecommunication cables, jelly filled cables, dry core cables, coaxial, optic fibre, cables switch board cables, jumparwires, telephone handset cords and other suitable alike cables and wires.

          *5. To carry on the business of acquiring, establishing, commissioning, setting up, operating and maintaining Thermal, Hydro, Nuclear and all kinds of conventional and non-conventional Power Plants, power transmission systems, Power systems, generation stations based on conventional / non-conventional resources for evacuation, generation, transmission and distribution of power through establishing or using station, tie-lines sub-stations and transmission lines on commercial basis including build, own and transfer (BOT), built own and operate
               (BOO) and/or build, own lease and transfer (BOLT) and/or build, own, operate and transfer (BOOT) basis and to carry on the business of acquiring, operating, managing and maintaining power transmission system, power generation stations, tile-lines, sub-stations and transmission lines, either newly set up or acquired from State Electricity Boards, Vidyut Boards, Power Utilities Generating Companies, Transmission Companies, Distribution Companies, State Governments, Licensees, Statutory Bodies, other organizations and bulk consumers of power and for any or all of the aforesaid purposes, to do trading and all the necessary or ancillary activities as may be considered necessary or beneficial or desirable."

*    (Approved by shareholders by Postal Ballot on 25th August 2006)


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     B)   OBJECTS INCIDENTAL OR ANCILLARY TO THE ATTAINMENT OF MAIN OBJECTS:

          1. To borrow, raise or secure the payment of money by the issue of debentures, debenture stocks, bonds, obligations, deposit and securities of all kinds and to frame, constitute and secure the same as may seem expedient with full power to make the same transferable by delivery or by instrument of transfer or otherwise and either perpetual or terminable and either redeemable or otherwise and to charge or secure the same by trust deed or otherwise on tile undertaking of the Company, or upon any specific property and rights, present and future of the company or otherwise howsoever, and collectively or further to secure, any securities of the company by a trust deed or other assurance.

          2. To facilitate and encourage the creation, issue or conversion of debentures, debenture stocks, bonds, obligations, shares, stock, and, securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertaking into companies.

          3. To promote any other Company for the purposes of acquiring all or any property thereof or for any other purpose which may seem directly or indirectly calculated to benefit this company.

          4. To acquire and undertake all or, any part of the business property and liabilities of any person or Company carrying on any business which this company is authorised to carry on or is possessed of.

          5. To hold or otherwise acquire shares in any other company having its objects altogether or in part similar to those of this company or carrying or any business capable of being conducted so as to directly or indirectly benefit this company.

          6. To apply for purchase or otherwise acquire any patents, brevets, d'invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited right to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the company or the acquisition of which may seem calculated directly or indirectly to benefit the company and to use, exercise develop or grant licences in respect of or otherwise turn to account the property right information so acquired.

          7. To obtain any order or Act or Legislature of Parliament for enabling the Company to obtain powers and authorities necessary or expedient to, carry out or extend any of the objects of the Company or for any other purpose which may seem expedient and to oppose any proceedings of application which may seem calculated, directly or indirectly, to prejudice the Company's interest.

          8. To enter into agreement and contracts with Indian or foreign individuals, companies or other organisations for technical, financial or any other assistance for carrying out all or any objects of the Company.

          9. To acquire from any person, firm or body corporate whether in India or elsewhere, technical information, know-how, process, engineering, manufacturing and operating data, plan layout and blue prints useful for


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               the design, erection and operation of plant required for any of business of the Company and to acquire any grant or licence and other rights and benefits in the foregoing matters and things.

          10. To guarantee the payment of money unsecured or secured by or payable under or in respect or promissory notes, bonds, debentures, debenture stocks, contracts, mortgages, charges obligations, instructions, and securities of any company or of any authority supreme, municipal, local or otherwise or of any person whomsoever, whether incorporated or not and generally to guarantee or become sureties for the performance of any contracts or obligation.

          11. To enter into partnership or into any arrangement for sharing profits, union or interests or co-operation, joint adventure, reciprocal concession or otherwise with any company, firm or person carrying on or proposing to carry on any business within the objects of this company and to take or otherwise acquire and hold shares, stocks or securities in any such company.

          12. To draw, make, accept, endorse and negotiate cheques, promissory notes, bills of exchange, hundies and other negotiable instruments.

          13. To provide for the welfare of the employees, ex-employees, directors and ex-directors of the company or its predecessors in business or the family members, dependents or connections of such persons by building or contributing to the building of houses, dwelling or quarters or by grants of money, pensions, gratuities, allowances, payments towards insurances houses, profit shares, houses or benefits or any other payments, or by establishing, supporting or from time to time subscribing or contributing or aiding in the establishment and support of associations, institutions, funds including provident funds, trusts, profit sharing or other schemes and conveniences, and by providing or subscribing or contributing towards the places of instructions and recreations, hospitals, dispensaries, medical and other attendances as the company shall think fit.

          14. To contribute, donate and subscribe to any charitable, religious, educational or other public institutions, trusts, funds clubs, societies chambers or Associations or individual or body of individuals subject to the provisions of section 293 and 293A of the Companies Act, 1956.

          15. To construct or contribute for construction of building for use of Schools, Colleges or Institutions of Act, or for Charitable purposes or temples and other places of worship of any caste, or creed in and or outside the territory of India.

          16. To amalgamate with any other company or companies whether by sale or purchase or otherwise.

          17. To sell or dispose of the undertaking of the company or any part thereof for such conditions as the company may think fit and in particular for shares, debentures or securities of any other company having objects altogether or in part similar to those of the company.

          18. To carry on any other business, industry or trade whether manufacturing, commercial or otherwise that may seem to the company capable of being conveniently carried on in connection with the above objects or calculated


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               directly or indirectly to enhance the value of or render
               profitable any of the company's properties or rights of which it may be advisable to undertake with a view to improving, rendering valuable or turning to account any property, real or personnel belonging to the company or in which the company may be interested.

          19. To do all or any of the above things either as principals, agents, trustees, contractors or otherwise and either by or through agents, sub-contractors, trustees or otherwise and either alone or in conjunction with others and to do all such things as are incidental or conductive to the attainment of the above objects.

          20. To distribute among the members of the company dividends including bonus shares (including fractional share certificates) out of profits, accumulated profits, or funds and resources of the Company in any manner permissible under Law.

          21. To open branches in India and elsewhere and to get the company registered in any foreign country and adopt such means of making known to the public the business or the products of the company as may seem expedient and in particular by advertising in the press, by circulars and publication of books and periodicals.

          22. To pay out of the funds of the Company all costs, charges and expenses preliminary and incidental to the promotion, formation, establishment and registration of the company.

          23. To undertake financial and commercial obligations, transactions and operations of all kinds in connections with the business of the company.

          24. To pay for any rights or property acquired by the company and to remunerate any person, firm or body corporate rendering services to the Company either by cash payment or by allotment to him or them of shares or securities of the company as paid up in full or in part or otherwise.

          25. To establish and manage fuel systems for power plants and to search for, obtain, acquire, buy, sell, import, export and deal in all types of oils, gases, baggasse, coals, coal rejects, lignite, naphtha, petroleum products, whether found in natural state or obtained by processing from other substances and to carry on the production, storage, mining, exploration, processing and manufacturing of these products and any related materials which may be required for the generation, transmission, distribution, trading and supply of electrical power or for meeting the requirements of any other contracts or arrangements undertaken by the Company.

          26. To obtain mining rights lease rights, exploration rights for coal, lignite or any other minerals, ores and metals, obtain exploration rights for gases and other petroleum products and to set-up, acquire, build, construct and own ports, jetties, railway lines, railway lines, railway sidings, railway yards and stations for the business of the Company."

     C.   OTHER OBJECTS

          1. To carry on business as timber merchants, saw-mill-proprietors and timber growers and to buy, sell, grow, prepare for market, manipulate import, export and deal in timber and wood of all kinds and to manufacture and deal in articles of all kinds in the manufacture of which timber or wood is used, to buy, clear, plant and work timber estates and business of manufacturers of and dealers in furniture and office appliances of steel or wood or other materials.

          *2. To carry on the manufacture of pulp, paper, boards and other articles and the business of buyers, sellers, dealers, exporters of goods or merchandise and to transact all manufacturing or treating and preparing processes and mercantile business and to purchase and vend raw material and manufactured articles, in which the company is authorised to carry on business.

* (Approved under Section 149(2A) of the Companies Act, 1956 at the Extra Ordinary General Meeting held on 10th October 1992.)

**   (Approved by shareholders by Postal Ballot on 25th August 2006)


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          3.   To carry on any business relating to the winding and working of materials, the production and working of metals, bricks, clay, limestone, lime, soapstone, dolomite, bauxite borax and other allied or and other substances and the production, manufacture and preparation of any other material, to carry on any engineering and manufacturing business or undertake any contracts and to undertake and execute any contracts for works involving the supply or use of any machinery and to carry out any ancillary or other work comprised in such contracts.

          4. To establish, acquire, maintain and carry on the business of growers, cultivators, producers, planters, blenders, buyers, sellers, exporters, importers of and dealers in Tea, Coffee, Cinchona, Rubber, Jute, Cereals, Oilseeds, Sugarcane, pulses, grains, spices and other animal and vegetable products and plants.

          5. To carry on business as manufacturers, producers, dealers, traders, importers, exporters, stockists, distributors or agents of Electrical apparatus, telephone, dynamos, accumulators, air conditioners televisions, refrigerators, and all apparatus now known or that may hereinafter be invented, connected with the generation, accumulation, distribution, supply and employment of electricity or any power that can be used as a substitute therefor, including all cables, wires or appliances for connecting apparatus at a distance with other apparatus, and including the formation of exchanges or centres.

          6. To manage lands, buildings, and other properties, whether belonging to the Company or not, and to collect rents and income and to provide or supply tenants and occupiers and others refreshments, attendance, light, waiting rooms, reading rooms meeting rooms, electric conveniences and other advantages.

          7. To produce, manufacture, purchase, refine, prepare, process, import, export, sell and generally deal in cement, portland cement, aluminium, lime and lime-stone and by-products thereof, cement pipes, sheets and other building materials, refractories and bricks.

          8. To manufacture, process, import, export, buy, sell and deal in vanaspati oils, de-hydrated vegetable oils, made or processed from seeds, cotton seeds, coconuts, products of plantations, horticulture, agriculture and forest produce and oil cakes, and soaps and lubricants made from such oils or ad by-products thereof.

          9. To produce, manufacture, refine, prepare, process, purchase, sell, import, export or generally deal in bricks, sand, stone, marbles, tiles, refractories, china wares, sanitary materials, pipes, tubes, tubular structures, cement, pints, adhesives, sheets, roofings, glass, furniture, fitting, electrical goods, water supply or storage equipments, floor polish, door closers, concrete mixers, elevators, and any other building or decorative materials made of cement, stone, clay, timber, teak, board, fibre, paper, glass, rubber, plastic or other natural or synthetic substance or chemical.

          10. To carry on business as dealers, distributors, stockists, buyers, sellers, repairers, storers, importers, exporters or agent of motor cars, trucks, lorries and carriages, motor cycles, scooter, bicycles, tractors, earth moving equipments, trailers and other vehicles, agricultural implements, pumps and machineries, and spare parts, engines, motor accessories,


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               components, tools, batteries, glass panels and sheets, apparatus, fittings, furnishing materials, tyres, tubes, paints, lubricants, fuels, oils, gases, or other materials used or required for such vehicles, implements or machines and to act as transporters of goods and passengers, travelling or clearing agents and to let out, hire or finance on hire-purchase system or otherwise automobiles, and other vehicles, implements, machines and any of the aforementioned products or things.

          *11. To carry on the business of manufacturers, fabricators, processors, producers, growers, makers, importers, exporters, buyers, sellers, suppliers, stockists, agents, merchants, distributors and concessioneries, of and dealers in commodities of all or any of the following kinds:

               (a) Flour, cakes, pastry, cornflakes, bread, biscuits, chocolates, confectionery, sweets, fruit drops, sugar, glucose, chewing gums, milk, cream, butter, ghee, cheese and other dairy products, pickles, jams, jellies, sausages, cider, poultry and eggs, pulses, spices, oils, powders, and condensed milk, honey, vegetables, coffee, tea, conoa and all kinds of materials required or seed for preparation of food articles.

               (b) Ammonium sulphate, nitrate (double salt), ammonium nitrate calcium, ammonium nitrate (nitroline stone), ammonium chloride, super phosphate, urea and other types of fertilisers of synthetic or natural origin containing nitrogen, phosphorus, or other compounds, soda ash, pesticides, D.D.T., seeds, processed seeds, concentrate for cattle or poultry feed.

               (c) Drugs, medicines, chemicals, mixtures, powder, oils, compounds, creams, scents, soaps, lotions, toilet goods, pigments and all kinds of pharmaceuticals, cosmetic and medical preparations required or used for beauty aid or personal hygiene or in allopathic, ayurvedic, unani or nature cure methods or systems of treatments, bandages, cotton, gauzes, crutches, stretches and all kinds of anatomical, orthopaedic and surgical appliances and stores.

* (Approved under Section 149(2A) of the Companies Act, 1956 at the 16th Annual General Meeting of the Company held on 20th December 1991.)

               (d) Boots, shoes and footwear of all kinds made of leather, rubber, canvas plastic or any other synthetic or natural product, waterproof cloth or compound leather, hides, skins, rexine, rubber, plastic or synthetic cloth, compounds or granules, lasts, boots treets, buckles, legging, gaiters, heels, laces, boot polishers, protectors, accessories and fittings, used in or required for footwears,

          *12. To manufacture, export, import, buy, sell and deal in containers, cans, boxes, drums, cylinders, bottle tops, crows, corks, packages, packing materials, bags, pressed netwares, utensils, cutlery, table wares and articles made of tin, metal, aluminium plates, sheets, glass, fibre, paper, board, cloth, hessian, leather, plastic or other synthetic compound or materials, timber or plywood and to deal in tinplates, wire aluminium sheets and to undertake either on own account or on commission basis or otherwise printing, painting, designing enamelling, electroplating, engraving or otherwise decorating, the aforesaid products or any of such products or articles.


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          *13. To carry on the business as traders, dealers, wholesalers, retailers, combers, scurers, spinners, weavers, finishers, dyers and manufacturers of yarns and fabrics of wool, cotton, jute, silk, rayon, nylon, terylene and other natural synthetic and/or fibrous substances and/or manufacturers of materials from the waste realised from the above, mentioned products either on its own account or on commission and to carry on the business as drapers and dealers of furnishing fabrics in all its branches, as costuminers, readymade dress and mantle makers, silk mercers, makers and suppliers of clothing, lingerie and trimmings of every kind, furriers, drapers, haberdashers, milliners, hosiers, glovers, lace makers, feather dressers, felt makers, dealers in and manufacturers of yarn, fabrics and also to manufacture, deal in or process natural starch and other sizing materials, dye-stuff, synthetic or chemical substances of all kinds and compounds and other, substances, either basic, intermediate required for the above mentioned product or products.

* (Approved under Section 149(2A) of the Companies Act, 1956 at the 14th Annual General Meeting of the Company held on 11th December 1989.)

          **14. To carry on business as producers, importers, exporters, buyers, sellers, distributors, stockists, agents and brokers of coal, coke, charcoal, petroleum-coke, copper, iron ore, kyanite, fire clay, china-clay, salt, sodium chloride, calcium phosphate, nickle beryllium, uranium, zinc, lead, asbestos, tin, aluminium mercury, silicon, sulphur, graphite, brass, aluminium, silica sand, bentonite, quartz, dextrine, magnesite, ferroalloys, corundum, manganese, mica, silver, gold, platinum, diamond, sapphire, ruby, topaz, garnet, emerald, pearl and other precious, semi precious or commercial minerals and stones and to act as metal founders, manufacturers, agents, and dealers of metals, sheets, wires, rods, squares, plates, metal, foils, pipes, tubes, ingots, billets circles, parts, coils, utensils, ornaments, decorative and art materials, and jewellery made wholly or partly from any one or more of the metals and materials mentioned herein.

          15. To carry on business as manufacturers, producers or growers of, dealers in, exporters, importers, stockists, agents, distributors of ice, ice-candy, ice-cream and other ice products, carbonated, aerated or mineral water, fruit juice, wines liquors and other alcoholic, non-alcoholic or synthetic drink, dairy products fresh dehydrated, preserved or processed vegetables, fruits, oils, seeds and other farm, agricultural or food products and to provide for cold storage or preservation of such products, medicines and merchandise for own business or for hire by others and to own, establish, purchase, take on lease, rent or hire, build, develop or otherwise acquire and arrange land, building, cold-storage space or were-houses, godowns, containers, shops, show-rooms, workshops, vehicles, plant, machinery, equipment, apparatus, appliances, stores or services required in connection with or in relation to cold storage or any of the business or objects mentioned herein.

          16. To guarantee the payment of money, unsecured or secured by or payable under or in respect of bonds, debentures, debenture-stock, contracts, mortgages, charges, obligations and other securities of any company or of any authority, Central, State, Municipal, local or otherwise, or of any

* (Approved under Section 149(2A) of the Companies Act, 1956 at the 14th Annual General Meeting of the Company held on 11th December 1989.)


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               person, whomsoever, whether incorporated or not and generally to transact all kinds of guarantee business to guarantee the issue of or the payment of interest on the shares, debentures, debenture stock or other securities or obligation of any company or association, and to pay or provide for brokerage, commission and underwriting in respect of any such issue, and to transact all kinds of trust and agency business, in which the company is authorised to carry on business.

          17. To carry on business as agents, brokers, distributors, traders, stockists, buyers, sellers, dealers, importers, exporters, wholesalers, retailers, preservators, processors, refiners producers and manufacturers, of sugar, candy gur, molasses, sweets, sweet meats, synthetic sweetening agents and materials coffee, lozenges, chocolates and products made partly or wholly of sugar or any sweet product.

          18. To carry on business as organisers, agents, holders, dealers of or investors in saving units, raffles, units or units issued by the Unit Trust of India and to mobilise savings from members of the company or public, to invest and deal with the funds available with the company as may be deemed fit from time to time and to pay, allow, give or distribute interest, dividends, prize or gift on or in relation to any such unit or units but not amounting to lotteries. Provided that the Company shall not do any banking business as defined under the Banking Regulation Act, 1949 or any statutory modification thereof.

          19. To carry on business as manufacturers, producers, dealers, importers, exporters, stockists, agents, brokers, traders, retailers of all kinds of paper and packages, boards, sheets, packing materials, stationery, goods and articles made fully or partly of paper for domestic, household, educational, commercial, industrial Government or public use.

          20. To carry on business as Agents, Importers, Exporters, Dealers, Traders Stockists, Brokers, Buyers, Sellers, Repairers, Assemblers of Hirers of plant, machinery, equipments, machine tools, apparatus component parts, fittings, implements accessories, or raw materials required by industries, workshops, transporters, railway or for agricultural plantations, handling excavation, domestic, fabrication, or irrigation purposes and to acquire, construct, hire decorate, maintain or own land workshops, factories, shops, showrooms, office, rights or agencies required for or in connection with any such business.

          21. To carry on business as transporters of goods, passengers, live-stock and materials by road, rail, waterways, sea or air and to own, purchase, take or give on lease, charter or hire or otherwise run, use or acquire transport vehicles, crafts, ships and carriers of all kinds required for the transport business and to act as forwarding agents, warehouseman and booking agents.

          22. To carry on business as producers, distributors, importers, exporters, exhibitors and financiers of cinematograph films, and to manufacture own, acquire, provide secure, arrange or deal in films and photographic, sound recording, musical, lighting appliances, instruments, equipments and machines, and to construct, establish, own, hire or otherwise acquire and to manage, let our for rent, monetary gain or otherwise studios, laboratories, theatres, buildings, halls, open air theatres, bars, restaurants and other


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               buildings or work required for the purposes of production, distribution or exhibition of the films, operas, stage plays, dances, operettas, burlesques, vaudeville, revues, ballets, pantomimes, spectacular pieces, promenade, concert, circus or other performances and entertainments, and to act as dealers, importers, exporters of musical instruments and records, tapes, cinema and film projectors and cameras, wigs and other products or materials related or connected with the aforesaid objects and business and to acquire exclusive or limited right to any play, story, script, musical songs and lyric, book, article or any technique by producing, purchasing or otherwise acquiring and to use exercise, develop or exploit or turn to account such rights for the business of the company, and to act as agents for training, retaining, arranging, and supplying artists, stars, art directors, script or story writers, technicians, extras and other personnel required by the Company or other for film, cinema or show business.

IV.  The liability of the members is limited.

V.* "The Authorised Capital of the Company is Rs.185,00,00,000 (Rupees One Hundred Eighty-Five Crores only) divided into 92,50,00,000 (Ninety Two Crore and Fifty Lakhs) Equity Shares of Rs.2/- (Rupees Two) each with the rights, privileges and conditions attaching thereto as are provided in the Articles of Association of the Company with power to increase and reduce the capital of the Company and divide the shares in the capital for the time being into several classes and to attach thereto respectively such preferential, deferred, qualified or special rights, privileges or conditions as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify or abrogate any such rights, privileges or conditions in such manner as may be permitted by the Companies Act, 1956, or provided in the Articles of Association of the Company for the time being."


* (Approved by shareholders at the Extra Ordinary General Meeting held on 11th December, 2006)



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     We, the several persons, whose names and addresses are hereunder subscribed, are desirous of being formed into a Company, in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the Capital of the Company set opposite our respective names:

                                     Number of
   Name, address, description      Equity Shares    Signature
     and occupation of each        taken by each       of            Name addresses, description &
           Subscriber                Subscriber    Subscriber    occupation of witness & his Signature
--------------------------------   -------------   ----------   --------------------------------------
RAMJILAL PATWARI                         10           Sd/-          Witness to all the signatories
S/o. Sri Mohanlal Putwari                                         B. N. Agarwala M.Com., LL.B. A.C.A.
65, Cotton Street,                                                     S/o. Late B. P. Agarwala,
Calcutta - 7.                                                   9, Jagmohan Mulick Lane, Calcutta - 7.

Industrialist

SUSIL KUMAR PATWARI                      10           Sd/-
S/o, Sri Ishwarlal Patwari
41, Ezra Street,
Calcutta-700001.

Industrialist

SAGARMAL PATWARI                         10           Sd/-
S/o. Late Chauthmal Patwari
65, Cotton Street, Calcutta - 7.

Businessman

KEDAR NATH BANSAL                        10           Sd/-
S/o. Sri Matadeen Bansal
2A, Dum Dum Road, Calcutta - 2.

Service

BHAIROLAL PATWARI                        10           Sd/-
S/o. Sri Ramanand Patwari
41, Ezra Street, Calcutta - 1.

Service

GANGA BISHAN PATWARI                     10           Sd/-
S/o. Sri Dwarakadas Patwari
41, Ezra Street, Calcutta - 1.

Service

SURESH KUMAR GOYAL                       10           Sd/-
S/o. Sri Matadin Goyal
41, Ezra Street, Calcutta - 1.

Service.
                                        ---
   TOTAL                                 70
                                        ===

Dated the 28th day of August 1975.


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